EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Periya Corp.

We consent to the use of our report dated September 25, 2014 with respect to the financial statements of Periya Corp. as of and for the period ended March 31, 2014, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1 filed by Periya Corp. dated September 25, 2014.

/s/ M&K CPAS, PLLC
Houston, Texas
September 25, 2014